Exhibit 1.1(a)

UNDERWRITING AGREEMENT

November 29, 2007

Textron Inc.

40 Westminster Street

Providence, Rhode Island 02903

Dear Sirs:

We (the “Managers”) understand that Textron Inc., a Delaware corporation (the “Company”), proposes to issue and sell $350,000,000 aggregate principal amount of its 5.60% Notes due 2017 (the “Offered Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, the Company hereby agrees to sell and the underwriters named below (the “Underwriters”) agree to purchase, severally and not jointly, the principal amounts of the Offered Securities set forth opposite their names below at 99.343% of their principal amount, together with accrued interest, if any, from December 4, 2007.

Name	Principal Amount of Offered Securities
Banc of America Securities LLC	$87,920,000
Citigroup Global Markets Inc.	87,920,000
Goldman, Sachs & Co.	87,920,000
Barclays Capital Inc.	12,320,000
BNP Paribas Securities Corp.	12,320,000
Deutsche Bank Securities Inc.	12,320,000
J.P. Morgan Securities Inc.	12,320,000
Lazard Capital Markets LLC	12,320,000
Morgan Stanley & Co. Incorporated	12,320,000
Wachovia Capital Markets, LLC	12,320,000
Total:	$350,000,000

The time and date of the payment for and delivery of the Offered Securities pursuant to Article IV of the Standard Provisions (as defined below) shall be at 10:00 A.M. (New York time) on December 4, 2007 or at such other time or date as shall be determined by agreement between the Company and the Managers (the “Closing Date”). The documents required to be delivered by Article V of the Standard Provisions shall be delivered on the Closing Date to the office of Mayer Brown LLP, counsel for the Underwriters, at 71 South Wacker Drive, Chicago, Illinois  60606, or at such other place as shall be determined by agreement between the Company and the Managers.

The Offered Securities shall have the following terms:

Maturity:	December 1, 2017

Interest Rate:	5.60% per annum

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2008

Redemption Provisions:	The Company may redeem the Offered Securities at its option, in whole or in part at any time, at the redemption price described in the Prospectus.

Change of Control Provisions:	The Company will repurchase the Offered Securities tendered by holders thereof upon certain triggering events at the purchase price described in the Prospectus.

Initial Price to Public:	99.993%

Execution Time:	12:30 p.m. (EST) November 29, 2007

All the provisions contained in the document entitled Textron Inc. Underwriting Agreement Standard Provisions (Debt) dated November 29, 2007 (the “Standard Provisions”), a copy of which is attached hereto, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein.

All communications hereunder will be in writing and effective only on receipt, and, if sent to the Managers, will be mailed, delivered or telefaxed to Banc of America Securities LLC, 40 West 57th Street, 27th Floor, New York, New York 10019, Attention: High Grade Capital Markets Transaction Management, facsimile: (212) 901-7881, to Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York, 10013, Attention: General Counsel, facsimile (212) 816-7912) and to Goldman, Sachs & Co., 85 Broad Street, 23rd Floor, New York, New York 10004, Attention: Registration Department, facsimile: (212) 902-3000; or, if sent to the Company, will be mailed, delivered or telefaxed to Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, Attention: Mary F. Lovejoy, Vice President and Treasurer, facsimile (401) 457-3533.

Very truly yours,

			By:	Banc of America Securities LLC

			By:	/s/ Lily Chang
				Name:	Lily Chang
				Title:	Principal

			By:	Citigroup Global Markets Inc.

			By:	/s/ Brian D. Bednarski
				Name:	Brian D. Bednarski
				Title:	Director

			By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

On behalf of the Underwriters

Accepted:

TEXTRON INC.

By:	/s/ Mary F. Lovejoy
	Name:	Mary F. Lovejoy
	Title:	Vice President and Treasurer